UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Sun Pacific Power Corp.

(Exact name of registrant as specified in its charter)

New Jersey	27-0627287
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

153 Freehold Road, Manalapan, New Jersey	07726
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 845-0946

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Registration Statement on Form 10 contains forward-looking statements that involve risks, uncertainties and assumptions. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. All statements made in this Registration Statement on Form 10 other than statements of historical fact could be deemed forward-looking statements.

By their nature, forward-looking statements speak only as of the date they are made, are neither statements of historical fact nor guarantees of future performance and are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks identified in the section entitled “Risk Factors” in Item IA of this Registration Statement. If such risks or uncertainties materialize or such assumptions prove incorrect, our results could differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to risks related to: our need to raise additional capital and our ability to obtain financing; general economic and business conditions; our ability to continue as a going concern; our limited operating history; our operations in developing companies; our ability to recruit and retain qualified personnel; our ability to manage future growth; and our ability to develop our planned products.

You should not place undue reliance on forward-looking statements. Unless required to do so by law, we do not intend to update or revise any forward-looking statement, because of new information or future developments or otherwise.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

As used in this Form 10 and unless otherwise indicated, the terms the “Sun Pacific” “Company,” “we,” “us” and “our” refer to “Sun Pacific Power Corp.”

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PART I

ITEM 1.	DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement on Form 10.

Corporate Information

We were incorporated under the laws of the State of New Jersey on July 28, 2009, as Sun Pacific Power Corp. Our principal executive offices are located at 153 Freehold Road, Manalapan, New Jersey, 07726. We have not filed any bankruptcy, receivership or similar proceeding. We have not had any material reclassification, merger, consolidation, or purchase or sale of a signification amount of assets not in the ordinary course of business.

Overview

Originally, the primary business model of Sun Pacific Power Corp, (“Sun Pacific”) was to provide renewable energy solutions to large consumers of fossil fuel derived power; with a particular focus on water treatment facilities worldwide. The Company currently operates in three (3) distinct areas, as a manufacturer of Solar panels, installer of Solar Powered Bus Shelters and Electrical Contracting.

Solar Panels

In May, 2011, we designed a unique canopy system for building solar arrays where property limitations currently exist and shifted our business focus towards becoming a designer and manufacturer of solar panels. Our canopy design will allow large commercial/industrial users of fossil fuel based power to consider solar as an alternative energy source because it is light weight and generally costs less to install.

In developing our canopy system, we researched solar panel suppliers and identified a non-glass solar panel that is lighter, more durable and equally efficient as traditional glass solar panels. This non-glass solar panel works well with our canopy system. We were able to identify only a few non-glass solar panel manufactures in the United States; each produce minimal panels each year. Because of the minimal panels that were produced by these manufactures, we believed we were uniquely suited to enter into this market and manufacture our own panels. We have identified niche markets that we intend to pursue with our unique non-glass integrated solar panel designs. We have focused our attention to the development of niche markets that would be, in our opinion, better suited for a non-glass solar panel. As we have developed our plans we have introduced our non-glass solar panel designs to some of the industries that we believe would be suited for this design. We received enough interest to lead us to believe there was an opportunity for the Company to establish itself as one of the limited manufactures of non-glass solar panel designs. We do have a patent pending and we are currently waiting for approval of our non-glass solar panel design by Underwriters Laboratory (“UL”). The Underwriters Laboratory is a testing facility that approves any electrical product before it can be sold in the open market.

Once we were comfortable that there was an opportunity, we then entered into a Teaming Agreement in March, 2012 and renewed the Agreement on December 4, 2014 with Federal Prison Industries, Inc., for use of two facilities of the Federal Prison System in order to produce glass panels as well as assist us with the production of our non-glass panels once they are approved. Because not all consumers see the benefit of non-glass panels management felt it would be in the Company’s best interest to offer a glass panel option. The Federal Prison System facilities located in New York and Oregon, have state of the art capacities and trained individuals who are certified to produce our products as well as being able to provide a 25 year Federal Government Warranty on the products manufactured at each location. The glass panels are currently being produced with state of the art machinery facilitated by Spire, a US manufacturer of photovoltaic equipment, which allows us to produce from 200 w to 240 w panels multicrystalline; using a junction box with high tolerance levels. These panels are standard to the industry but allow us to also offer the Federal Government Warranty of 25 years. These product procurements also allow us to bid on all government entity projects utilizing solar technology for any military or federal facility with preferential pricing. While we await approval from UL on our non-glass panels we are selling glass panels to our customer base. We also use our glass panels in our bus shelters.

Over the last several years the costs of traditional glass solar panels has decreased substantially as a result of more supply and competition in the market place. We found one of our major challenges was being able to produce a non-glass solar panel at a price point that was competitive in the market. We are able to produce 6 MW of solar panels per month. One of the largest costs comes from monocrystalline cells. The costs of these cells has however decreased dramatically as cell production has increased world-wide in recent years. Although the selling price of Sun Pacific’s non-glass solar panel will be higher than traditional panels the installation costs are less because the panels are forty percent (40%) lighter in weight and require less man-power to install and less support structure to be built to hold the panels. A few of the niche non-glass solar panel applications we have identified and are actively marketing are canopy structures, roof-tops for golf carts, building facades, highway barrier facades, and landfills.

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Bus Shelters and Solar Trash Cans

The Company has designed, manufactured and is currently installing solar powered Bus Shelters that provide LED lighting, wi-fi, Amber Alerts, bus delay notification, local township announcements and public advertising. These solar powered Bus Shelters have two digital impression displays that provide advertising 20 hours a day, 7 days a week from the power generated by the solar energy that is stored in the batteries located in the shelters. Our business model is to not charge the cities or municipalities for the bus shelters. Instead we generate income from the sale of advertisement on each shelter. We contract with local advertising firms to sell ad space in each area where we build bus shelters. Advertising revenue for each shelter is projected to pay for the total cost of the manufacture and installation of the bus shelters in approximately six months. The digital impression display can display an ad every eight seconds. Management believes the Company will be able to secure enough advertising revenue to make this a profit center. We contracted with the New Jersey Department of Transportation and several townships to initially install ten (10) to thirteen (13) bus shelters at specific locations in New Jersey. By February, 2013 we had entered into an exclusive 10-year contract with Freehold Township of New Jersey to install three (3) bus shelters and have received requests from other townships to install an additional thirty-four (34) shelters. We are currently interviewing media companies to sell the ad space for us. To date we have completed twenty-one (21) bus shelters, retrofit eleven (11) others and have started work on the installation for two (2) colleges. We recently signed a contract with the Hamilton Mall in New Jersey to install three (3) solar powered bus shelters, seven (7) double sided inside advertising kiosks and four(4) television monitors in their food court. We have also signed a contract with Carteret, New Jersey to install ten (10) of our newly designed solar powered trash cans. Each of these solar powered trash cans has four (4) sides on which static advertising can be placed and sold. In December, 2014 we have entered into a contract to install fifty (50) bus shelters in Florida. We have generated several thousand dollars for this division in 2014 and expect it to start generating revenue in 2015.

Electrical Contracting

In the fourth quarter of 2012, the Company entered into several Wholesale/Distributor agreements with several major manufacturers of LED Lighting, commercial lighting fixtures, electrical component parts and gas generators to sell the wholesale/distributor’s products. The Company has produced its own catalog of these products and markets them to contractors, architects and engineers. We have also recently obtained an electrical contracting license from board member Greg Rodman to generate another revenue stream as we continue to develop our solar products. In 2014 the Company generated approximately $109,295 in electrical contracting gross revenue through September 30, 2014. The Company had electrical contracts that were completed by the end of 2014 which generated an additional $589,000 in gross revenue. As of the date of this Form 10 we have collected over $539,000 for these projects and expect to collect an additional $160,000 in 2015 for full payment of these just completed projects. We have also been awarded additional contracts for completion in 2015 that are projected to generate almost $1,500,000. We started a project in Atlantic City in January, 2015 for a projected fee of just over a million dollars and a New York Terminal project for a fee projected fee of over $400,000. This division currently only bids on projects in New Jersey; however, management has been developing relationships with other licensed contractors to provide electrical services in other states.

Competition

Our biggest competitor in the Solar Panel Canopy division is SBM Solar. It was the first manufacturer in the market to get UL certification on its non-glass solar panels. There are only a handful of other manufactures of glass solar panels in the United States, and even less non-glass solar panel manufacturers in our targeted market. There are many more manufacturers outside of the United States that we do not consider to be direct competitors. Many competitors in the marketplace have greater financial and personnel resources than the Company and have been in business longer than we have, which makes it more difficult to compete with such companies. However, the Company believes that the unique design of its products will allow it to compete effectively. The Company also believes that the manufacturing of its products through the Federal Prison System will allow the Company to reduce its operating costs and overhead expenses to help make it more competitive.

The Company does not have a direct competitor in the Bus Shelter division other than the standard bus shelter. The Company believes that its unique approach, providing solar power to the Bus Shelters, retrofitting existing bus shelters to allow municipalities the ability to provide for lighting, digital ads as well as wi-fi, among other things, makes it uniquely competitive. The Company provides the initial outlay of capital, saving the municipality the expense, making the conversions particularly appealing to local communities with budget deficits. The Company plans on recouping its initial investment from advertising revenue.

Competition in our Electrical contracting division is particularly local. The Company has been working in the New Jersey market for a few years now and has developed a reputation for service that has allowed it to be awarded bids that should increasing revenues.

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Intellectual Property

The Company filed a patent for its non-glass solar panel on August 13, 2014. We are currently waiting for the review process to begin. We expect this process to take a number of years to prosecute our application.

Government Regulation

The Company is subjected to normal governmental regulations in its Electrical contracting businesses, such as maintaining business and professional licenses and obtaining proper building permits on individual jobs. In the Solar Panel Canopy division, the primary governmental regulation that impacts the company must adhere to is obtaining the UL certification for the Solar panels.

During each of the last two (2) fiscal years the Company has devoted a majority of managements’ time on research and development activities related to the development of the Solar Panel Canopy and the marketing of the solar bus shelters. Costs have been minimal and are not passed on to the consumer.

There are no substantial costs and effects of compliance with environmental laws (federal, state, local) in any of the Company’s lines of business.

Our Employees

As of February 10, 2015, we have a total of 11 employees, which all are full-time. We are not a party to any collective bargaining agreements. We believe our relations with are employees are good.

Key Consultants

The Company does not currently have any key consultants under contract. The Company is working with professionals, such as lawyers and accountants and brokers as needed.

Available Information

Our website is located at www.sunpacificpower.com. We will make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as applicable and as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. Our website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

ITEM 1A.	Risk Factors

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting and therefore are not required to provide the information requested by this item.

ITEM 2.	Financial Information.

Selected Financial Data

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting and therefore are not required to provide the information requested by this item.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Financial Statements of the Company and notes thereto included elsewhere in this Registration Statement.

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Forward Looking Statements

The following information specifies certain forward-looking statements of the management of the Company. Forward looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information statement have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. Such forward-looking statements include statements regarding our anticipated financial and operating results, our liquidity, goals and plans. All forward-looking statements in this Registration Statement are based on information available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

Overview

The Company currently operates in three (3) distinct business areas: Manufacture of Solar Panels, sales and installation of Solar Powered Bus Shelters, and Electrical Contracting. We design, develop, manufacture and market advanced solar paneled Bus Shelters, Solar Trash Bins and Solar Stop Signs.

We design products that exclusively use solar panels as the power source. Our products have commercial applications both in the United States and in foreign countries. We have designed our products with the general idea that being environmentally proactive is what consumers are starting to demand of large industries and thus these markets are starting to open and need to be filled.

Our strategic plan for the next three (3) years consists of building the solar product(s) divisions and continuing with electrical contracting work as well as expanding our solar panel bus shelter program.

In addition, as financing and market conditions allow we will begin to manufacture and market our innovative solar technology, specializing in our niche markets we have described elsewhere in this Registration Statement.

Basis of Presentation of Financial Information

The accompanying condensed financial statements have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern, which is dependent upon the Company's ability to establish itself as a profitable business. The Company had an accumulated deficit of $602,462, for the nine (9) months ended September 30, 2014, and incurred net losses of $244,475. Management expects that the Company will need to raise additional capital to sustain operations until such time as the Company can achieve profitability through sales of its products and services. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations. The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Liquidity and Capital Resources

Liquidity is measured by our ability to secure enough cash to meet our contractual and operating needs as they arise. We do not anticipate generating sufficient net positive cash flows from our operations to fund the next twelve (12) months. Our current cash flow is from payment for our electrical contracting work and advertising sales. We had cash of $135,836 at September 30, 2014.

Our cash reserves will not be sufficient to meet our operational needs and we need to raise additional capital to pay for our operational expenses and provide for capital expenditures above the basic operational expenses, which are estimated at $6,000.00 per month. If we are not able to raise additional working capital, we may have to cease operations altogether.

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For the nine month period ending September 30, 2014 and 2013, we had net cash provided by (used in) operating activities of $116,005 and ($35,808), respectively. For the nine months period ended September 30, 2014 and 2013, we had net cash provided by financing activities of $0 and $168,300. We issued a total of 0 and 1,782,000 shares of common stock for cash for the nine months period ended September 30, 2014 and 2013, which generated $0 and $168,300 in proceeds. For the nine month period ending September 30, 2014 and 2013, we had net cash used in investing activities of $7,145 and $110,442, respectively. Due to above the net increase in cash for nine months ended September 30, 2014 and 2013 was $108,860 and $22,049, respectively. We had cash of $135,836 at September 30, 2014.

For the fiscal year ending December 31, 2013 and 2012 we had net cash used in operating activities of $36,985 and $4,542 respectively.

Stock Issued for Services

When accounting for stock-based transactions with non-employees, the Company follows the requirements of ASC 505-50-05-5. The pronouncement requires all non-employee transactions, in which goods or services are the consideration received in exchange for equity instruments, to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

For the year ending December 31, 2013, the Company issued 0 shares of common stock valued at $0 for consulting services and December 31, 2012, 21,450,000 shares of common stock valued at $21,450 for consulting services. During the same periods ending December 31, 2013 and 2012 the Company issued 0 shares of common stock for legal services. For the nine months ended September 30, 2014 and 2013, the Company issued 1,500,000 and 0 shares of common stock valued at $150,000 and $0, respectively, for consulting services. Along with the shares the Company also issued one (1) warrant to purchase 1,000,000 shares of common stock during a two year period at an exercise price of 30% discount to the current market price but with a floor price of $0.10, which was fair valued at $12,000.

The fair value of the vested warrant of $12,000 was charged to expenses and additional paid in capital during the nine months ended September 30, 2014.

The fair value of these stock options granted and the significant assumptions used to determine those fair values, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:

Risk free interest rate at grant date	0.59%
Expected stock price volatility	19.67%
Expected dividend payout	-
Expected option life-years	2

During the nine months ended September 30, 2014 the Company issued 600,000 shares of the Company common stock to Greg Rodman (Board member) which was valued at $60,000 for the transfer of his electrical contracting license to the Company, the value of license was charge to expense during the nine months ended September 30, 2014.

During the nine months ended September 30, 2014, Greg Rodman (Board Member) contributed his truck to SPPC which was valued at $12,500, which was credited to additional paid in capital.

Results of Operations

For the year ended December 31, 2013 with 2012 and nine months ended September 30, 2014 and 2013

For the year ended December 31, 2013 and 2012 our loss from operations was $61,396 and $159,861, respectively. For the nine months ended September 30, 2014 and 2013 our loss from operation was $244,933 and $54,703, respectively.

Revenues

For the fiscal years ending December 31, 2013 and 2012 the Company had revenues of $76,975 and $10,448, respectively. For the nine months ended September 30, 2014 and 2013 the Company had revenues of $109,296 and $46,581, respectively, from electrical contracting service and advertising revenue.

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Cost of Sales

For the fiscal years ending December 31, 2013 and 2012 the Cost of Sales were $48,285 and $7,257, respectively. For the nine months ended September 30, 2014 and 2013 the Company had cost of sales of $63,399 and $32,397, respectively. Included in cost of sales are materials costs of $48,285 and $719, respectively.

Operating Expenses

Operating expenses totaled $90,086 for the fiscal year ending December 31, 2013 and $163,052 for the fiscal year ending December 31, 2012. For the nine months ended September 30, 2014 and 2013 operating expenses were $290,830 and $68,887, respectively. We anticipate that certain operating expenses will continue to increase for fiscal year 2015 as we continue to develop our products and build our infrastructure.

General and administrative expenses totaled $87,047 for the fiscal year ended December 31, 2013 and $163,052 for the fiscal year ended December 31, 2012. For the nine months ended September 30, 2014, and 2013 general and administrative were $280,355 and $68,887, respectively. These expenses included utilities, rent expense, and office expenses.

Depreciation and amortization expenses were $3,039 and $0, respectively, for the fiscal years ending December 31, 2013 and 2012 and for the nine months ended September 30, 2014 and 2013 it was $10,475 and $0, respectively.

Off-Balance Sheet Arrangements

During the fiscal years ending December 31, 2013 and 2012 and during the nine months ended September 30, 2014 and 2013 we did not engage in any off balance sheet arrangements as defined in item 303(a)(4) of the SEC’s Regulation S-K.

Plan of Operation

The Company intends to simultaneously continue to pursue opportunities in each of its three (3) distinct business areas: Manufacture of Solar Panels, Solar Powered Bus Shelters and Electrical Contracting. The Electrical Contacting division is currently supplying the Company’s cash needs while permitting management to devote time and effort towards to development of the Solar panels and locating and developing opportunities for the Company’s Solar Powered Bus Shelters and Trash Cans.

While the Electrical Contracting division is bringing in sufficient revenue for operations, the Company believes that it will need to develop financing sources to more fully develop and market its Solar Panels. No particular funding sources have been identified. The Company must advance the funds necessary for the retrofitting of existing bus shelters, and the development of the solar trash cans, which the Company intends to do from cash flow, if no funding source is developed. As the funds become available, the Company will pay the initial costs, management then expects to generating advertising revenue to cover those costs, and then generate a profit. The Company believes is can grow this division from its cash flow from the Electrical Contracting division, however Management believes it will take longer than if additional capital was raised.

Item 3.          Properties.

We do not own any real property. The Company currently leases approximately 2000 square feet of office space at 153 Freehold Road, Manalapan, NJ, 07726. The Company has a 2-year lease with a base rate of $2,000 per month. The Company believes that it may need to move to another space that will have some warehouse space to store a small supply of its products. There is plenty of available space in the area that the Company is presently located, at very reasonable rates. The property the Company leases is owned by Triplet Square LLC, which in turn is owned by Nicholas B Campanella, founder and CEO.

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Item 4.          Security Ownership of Certain Beneficial Owners and Management.

Name	Address	Number of Shares Beneficially Owned	Percentage of Class
Nicholas Campanella (1)	3 Kelton Place, Manalapan,	5,900,000	23.75%
	NJ 07726	940,000 Series A-1 Prfd	90.38%
Frank Capria (2)	31 Symmes Drive Manalapan, NJ 07726	1,639,000	6.59%
Gregory Rodman	4 Winfield Drive, Manalapan, NJ 07726	1,050,000	4.2%
Bernard Sciortino	31 Westbrook Way, Manalapan, NJ 07726	150,000	*
Carol Campanella (1)	3 Kelton Place, Manalapan,	5,550,000	22.3%
	NJ 07726	100,000 Series A-1 Prfd	9.62%
Officers and Directors as a group (3)(4)		14,289,000	57.5%

* Less than one percent

(1) Subsequent to September 30, 2014 Mr. Campanella and Carol Campanella reduced their common stock holdings in exchange for preferred shares. Mr. Campanella now owns 5,900,000 shares of common stock and 940,000 shares of preferred stock. Carol Campanella owns 5,550,000 shares of common stock and 100,000 shares of preferred stock.

(2) Subsequent to September 30, 2014 Mr. Capria and the Company renewed Mr. Capria employment agreement and Mr. Capria reduced his common share holdings to 6.59% of the issued and outstanding shares. He now owns 1,639,000 shares. This is a difference of 8,361,000 shares.

(3) The officers and Mrs. Campanella agreed to reduce their personal holdings in order to reduce the capital structure to 24,842,001 million common shares issued from the high of over 153 million shares. Generally, management believes these changes to the capital structure will be more attractive to the public markets and make the Company more attractive to bankers and investors.

(4) The table above is as of February 20, 2015.

Item 5.          Directors and Executive Officers.

The names, ages and positions of our directors and executive officers are as follows:

Name	Age	Position	Director Since
Nicholas Campanella	49	Chairman, CEO, Director	Inception
Frank Capria	63	CFO and COO	Inception
Gregory Rodman	45	Director	July 2012
Bernard Sciortino	49	Director	July 2012

Our bylaws provide that the number of directors shall be nine (9) or less. Our bylaws also provide that directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Any director so chosen shall hold office until the next annual election and until their successor(s) are duly elected and shall qualify, unless sooner replaced. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. Pursuant to our amended bylaws we have indemnified our officers and directors to the fullest extent allowed under New Jersey law.

The principal occupations for the past five (5) years (and in some instances, for prior years) of each of our directors and executive officers are as follows:

Nicholas Campanella, (49) is the founder of the Company and has been its President and a Director since its inception in 2009. He has served in many roles of community service as environmental commissioner and chairman of economic development committee as well as Grand Knight for the Knights of Columbus. Mr. Campanella has been a business owner since 1996 in various manufacturing and sales divisions. Mr. Campanella attended New York Institute of Technology in 1984, where he majored in Business Management.

Frank Capria, (63) is an experienced business person with over 30 years of financial, sales, marketing and B2B experience. Since 2009, Mr. Capria has been our Chief Operating Officer and Chief Financial Officer. Since 2007, Mr. Capria has held the positions of Chief Operating Officer and Chief Financial Officer of CGA Associates, Inc., a full service property and casualty insurance agency. Mr. Capria has previously held positions of CEO for Columbian Mutual Life Insurance Company/Golden Eagle Mutual Life Insurance Company, VP & Controller for Amalgamated Life and Pension Funds, Controller & VP of Internal Auditing for The Church Pension Fund and Affiliates, Merger and Acquisition Consultant for Gottesman and Company, and Independent Insurance Producer. Mr. Capria has a BBA in Accounting from Baruch College in New York and an AAS Degree in Data Processing from Kingsborough Community College in Brooklyn, NY.

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Gregory Rodman, (45) has been a director of the Company since July 2012. Mr. Rodman founded Rodman Electric, LLC, in 2005, a full service electrical contracting company that specializes in all phases of electrical contracting work for commercial and residential projects. Mr. Rodman is the sole owner and officer of Rodman Electric. Mr. Rodman started his electrical career in Local Union #3 as an apprentice from 1987-1990. He then became an electrician from 1990-1995 before becoming foreman from 1995-2001 at the World Trade Center. Since 2002, Mr. Rodman has been the Shop Stewart at Rockefeller Plaza, where he is responsible for electrical maintenance at the facility. Mr. Rodman is a certified electrician in the state of New York and a negotiating committee member for Local #3. Mr. Rodman also holds a master electricians license in the state of New Jersey and has completed the Local #3 apprenticeship program.

Bernard Sciortino, (49) has been a director of the Company since July 2012. Since April 2011, Mr. Sciortino has been an Associate Principal - Relationship Management of eClerx. At eClerx Mr. Sciortino's responsibilities include acting as the global relationship manager for a large US investment bank client of eClerx. eClerx provides employee identification services for its clients. From January 2011 through March 2011, Mr. Sciortino worked at PSE&G in the business development department. At PSE&G Mr. Sciortino was responsible for developing relationships with commercial/utility scale solar developers and to work with developers to introduce PSE&G's Solar Loan program to clients as an additional financing option for their projects. Prior thereto from June 2004 through May 2010, Mr. Sciortino was an Executive Director - Position Services at Morgan Stanley, where he was responsible for the North American Position Services team. While at Morgan Stanley he was also responsible for all US, Canadian and Latin American corporate action events, he helped develop a team to manage risk reporting, metrics and IT support, and he manages a staff of 7 people responsible for direct client contact for Premium Prime Brokerage clients. Mr. Sciortino holds a Series 7 and Series 63 license.

Family Relationships

There are no family relationships between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders, if management deems it advisable to hold an annual meeting of shareholders, and holds office for a term of one (1) year, or until his successor is elected and qualified.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of the following occurred with respect to a present or former director, executive officer or promoter of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Item 6.          Executive Compensation.

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table”, or our “named executive officers”, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers since inception and the quarter ending September 30, 2014, were:

•	Nicholas Campanella
•	Frank Capia

Mr. Campanella entered into an employment agreements with the Company in January 2012 and in December 2014 entered into a new Employment Agreement with a term of five (5) years, renewable for an additional two (2) term if the parties agree. Pursuant to the agreement, Mr. Campanella is to be paid an annual salary of $180,000 and will receive full health benefits. If the Board of Directors determines the Company is unable to pay the base salary, Mr. Campanella may elect to take shares or wait until the Company can afford to pay him. Mr. Campanella has agreed to waive any right to compensation pursuant to his employment agreement during 2012, 2013 and 2014.

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Mr. Capria entered into an employment agreement with the Company in January 2012 and in December 2014, entered into a new Employment Agreement. Pursuant to the new agreement, there is a one (1) year term renewable at the end of the year if the parties agree. Mr. Capria is eligible to receive an annual salary of $100,000, if the Company has the money and will receive full health benefits. If the Company is unable to meet the base salary Mr. Capria may elect to receive common stock or wait until the Company has the money to pay him. Mr. Capria has agreed to waive any right to compensation pursuant to his employment agreement during 2012, 2013 and 2014.

Other than the employment agreements described above, the Company has no other employment agreements in place with its officers, directors or employees.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas Campanella, CEO	$180,000	-	-	-	-	-	-	$0
Frank Capria, CFO/COO	$100,000	-	-	-	-	-	-	$0
Gregory Rodman, Director	-	-	-	-	-	-	-	$0
Bernard Sciortino, Director	-	-	-	-	-	-	-	$0

No officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

The Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed.

The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officers and directors until such time that the Company becomes cash flow positive.

Item 7.          Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Describe any transaction, since the beginning of the registrant's last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Disclose the following information regarding the transaction:

None

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Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Director Qualifications

Our Board of Directors is currently comprised of three (3) individuals. Mr. Campanelle is the founder of our Company and has significant knowledge about our industry. Mr. Capria, although not a board member, is an officer with qualifications that include experience in the insurance industry and over thirty (30) years of accounting and finance. Mr. Rodman has vast experience in the electrical industry and has significant knowledge about our industry. Mr. Sciortino brings to our board experience with public companies. Our Board concluded that as a result of these directors individual experience, qualifications, attributes or skills that each person is qualified to be serving as a member of our board of directors as of the date of this registration statement in light of our business and structure. In addition to their individual skills and backgrounds which are focused in our industry as well as managerial and financial experience, we believe that the collective skills and experience of our Board members are well suited to guide us as we continue to grow our company. We expect to expand our board of directors in the future to include independent directors. In adding additional members to our Board, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, we expect that our Board will seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Committees of Our Board of Directors and the Role of Our Board in Risk Oversight

We do not have any independent directors. The board of directors oversees our business affairs and monitors the performance of management. At the present stage of our Company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

The Company has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form over substance.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while the Company does not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Company has not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Conflicts of Interest

Our directors are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time between our operations and those of other businesses. Nevertheless, if the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

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Compensation of Directors

The Company has not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors.

Code of Ethics

The Company has not yet adopted a Code of Conduct or Code of Ethics but intends to do so in the future.

Item 8.          Legal Proceedings.

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

A former consultant to the Company has demanded we issue shares to them under a contact the Company believes no benefit was received, and there was zero performance from the consultant. Management therefore has determined it will not honor the agreement and will defend against all claims should any arise.

Item 9.          Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Trading Information

Our common stock has never been quoted or qualified for trading. The transfer agent for our common stock is V Stock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, New York 11598.

As of February 10, 2015, there were eighty-eight (88) holders of record of our common stock with 24,842,001 shares outstanding.

Market Information

No Public Market for Common Stock

There is currently no public trading market for our Common Stock and no such market may ever develop. While we intend to seek and obtain quotation of our Common Stock for trading on the OTCQB, there is no assurance that our application will be approved. An application for quotation on the OTCQB must be submitted by one or more market makers who: 1) are approved by the FINRA; 2) who agree to sponsor the security; and 3) who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTCQB. In order for a security to be eligible for quotation by a market maker on the OTCQB, the Company will be required to meet a ($.01) bid price test, provide information based upon their reporting standard (SEC Reporting, Bank Reporting or International Reporting), and submit an annual OTCQB Certification signed by the company CEO or CFO.

We intend to cause a market maker to submit an application for quotation to the OTCQB upon the effectiveness of this registration statement. However, we can provide no assurance that our Common Stock will be traded on the OTCQB or, if traded, that a public market will materialize.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this registration statement, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the establishment of a trading market in our common stock and the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the establishment of a trading market in our common stock without regard to whether current public information about us is available.

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Beginning 90 days after the date of this Form 10 filing, a person who is our affiliate or who was our affiliate at any time during the preceding three (3) months and who has beneficially owned restricted securities for at least six (6) months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, or
•	if the class is listed on a stock exchange, the greater of 1% or the average reported weekly trading volume during the four weeks preceding the filing of a notice of sale on Form 144. Unless or until we list on a higher exchange than the OTC Bulletin Board or the OTC Markets our affiliates stock can only be sold using the 1% measurement.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Dividends

We have never declared or paid any cash dividends. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Item 10.          Recent Sales of Unregistered Securities.

(a)	Securities Sold. The 1st sale was for 2,900,000 shares of common stock, for a price of $0.001 per share, sold between December 12, 2012 and January 27, 2013 (the “2012 Offering”). The total sales netted the Company $2,900. The 2nd sale was for 1,682,000 shares of common stock, for the price of $0.10 per share sold between February 27, 2013 and June 24, 2013 (the “2013 Offering”). The total sales netted the Company $168,200. Together both offerings netted the Company $171,100.

(b)	Underwriter and Other Purchasers. There were no underwriters for the 2012 Offering or the 2013 Offering. The class of persons to whom the securities were sold for both offerings were friends, family and business associates.

(c)	Consideration. The 2012 Offering aggregate offering price was $0.001; there were no underwriting discounts or commissions paid. The 2013 Offering aggregate offering price was $0.10; there were no underwriting discounts or commissions paid.

(d)	Exemption from Registration Claimed. The exemption claimed for the 2012 Offering is Rule 504(b)(1). The exemption claimed for the 2013 Offering is also Rule 504(b)(1).

(e)	Terms of Conversion or Exercise. Both the 2012 Offering and the 2013 Offering offered for sale common stock of the Company. Therefore there are no terms of conversion or exercise.

(f)	Use of Proceeds. The total raised in the 2012 Offering was $2,900; and the total raised in the 2013 Offering was $168,200. There was a total of $102,598 of the funding used to purchase the structure and component parts for three (3) solar powered bus shelters. This includes footings to install the structures, inverters, solar panels, television for the shelters, support tubes, and other equipment and parts that is used in the building of the bus shelters. Further, there was $68,501 used for rent, utilities, permits, fees, insurance, marketing, advertising and travel.

Item 11.         Description of Registrant’s Securities to be Registered.

General

Our authorized capital stock consists of 750,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. The following description of our capital stock and provisions of our Certificate of Incorporation, as amended, and Bylaws, is only a summary. You should also refer to our Certificate of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to this registration statement, and our Bylaws, a copy of which is incorporated by reference as an exhibit to this registration statement.

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Common Stock

We are authorized to issue up to a total of 750,000,000 shares of common stock, par value $0.00001 per share. The shares of common stock are non-assessable, without preemption rights, and do not carry cumulative voting rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends if, and when, declared by our Board of Directors.

Preferred Stock

We are authorized to issue up to a total of 10,000,000 shares of preferred stock, par value $0.00001 per share, without shareholder approval. Our Board of Directors has the authority, without action by our stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. On December 3, 2014, the Company filed a Restated and Amended Certificate of Incorporation cancelling the previously authorized Series A convertible preferred stock and authorizing 1,040,000 shares of Preferred Stock as Series A-1 Convertible Preferred Stock, having 350 votes per share on all matters presented to be voted on by the holders of the common stock. Further the holders of the Series A-1 Convertible Preferred shares may convert each share of Series A-1 to 100 shares of common stock, from time to time, as they may chose.

Item 12.         Indemnification of Directors and Officers.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by New Jersey law.

Our Certificate of Incorporation and Bylaws provide that:

•	we must indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law; and

•	we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by New Jersey law, subject to very limited exceptions.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Item 13.         Financial Statements and Supplementary Data.

Furnish all financial statements required by Regulation S-X and the supplementary financial information required by Item 302 of Regulation S-K (§229.302 of this chapter). Smaller reporting companies may provide the financial information required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.

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SUN PACIFIC POWER CORP.

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$135,836	$26,975
Accounts receivable, net	-	7,646
Prepaid expenses	38	649
Total current assets	135,874	35,270

Property and equipment, net	108,730	99,560

Total Assets	$244,605	$134,830

LIABILITIES AND STOCKHOLDERS DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$153,702	$153,087
Deferred revenue	119,134	-
Total current liabilities	272,836	153,087

Commitments and contingencies

STOCKHOLDERS DEFICIT
Preferred stock, $0.00001 par value, 10,000,000 shares authorized.
Series A Convertible preferred stock, $0.00001 par value; 100 shares designated, 0 shares issued and outstanding as of September 30, 2014 and December 31, 2013
Common stock $.00001 par value, 750,000,000 authorized, 153,582,000 and 151,482,000 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,536	1,515
Additional paid in capital	572,694	338,215
Accumulated deficit	(602,462)	(357,987)
Total stockholders' deficit	(28,232)	(18,257)

Total liabilities and stockholder's deficit	$244,605	$134,830

The accompanying notes are an integral part of these unaudited condensed financial statement

17

SUN PACIFIC POWER CORP.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	September 30, 2014	September 30, 2013
REVENUE
Sales	$109,296	$46,581

COST OF GOODS SOLD	63,399	32,397

Gross profit	45,897	14,184

OPERATING EXPENSES:
Selling, general and administrative expenses	280,355	68,887
Depreciation	10,475	-
Total operating expenses:	290,830	68,887

Loss from operations	(244,933)	(54,703)

OTHER INCOME (EXPENSE)	458	-

Net loss before provision for income taxes	(244,475)	(54,703)

PROVISION FOR INCOME TAXES
Income tax benefit	-	-

NET LOSS	$(244,475)	$(54,703)

Net loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	151,957,368	150,988,559

The accompanying notes are an integral part of these unaudited condensed financial statements

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SUN PACIFIC POWER CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(Unaudited)

	Common Stock		Additional	Accumulated	Total Stockholders
	Share	Amount	Paid in Capital	Deficit	Deficit
Balance, December 31, 2013	151,482,000	$1,515	$338,215	$(357,986)	$(18,256)

Common stock issued for services rendered	1,500,000	15	149,985	-	150,000
Fair value of warrant Issued for services rendered	-	-	12,000	-	12,000
Value of truck as contribution by board member	-	-	12,500	-	12,500
Common stock issued for transfer of licenses from board member.	600,000	6	59,994	-	60,000

Net Loss	-	-	-	(244,476)	(244,476)

Balance, September 30, 2014	153,582,000	$1,536	$572,694	$(602,462)	$(28,232)

The accompanying notes are an integral part of these unaudited condensed financial statements

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SUN PACIFIC POWER CORP.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	September 30, 2014	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(244,476)	$(54,703)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	10,475	-
Common stock issued for services rendered	210,000	-
Fair value of warrant issued for services rendered	12,000	-
Changes in operating assets and liabilities:
Accounts receivable	7,646	(16,433)
Prepaid supplies and other current assets	611	-
Deferred revenue	119,134	-
Taxes payable	-	(13,309)
Accounts payable and accrued liabilities	615	48,636
Net cash provided by (used in) operating activities	116,005	(35,808)

CASH FLOWS FROM INVESTMENT ACTIVITIES:
Purchase of property, plant and equipment	(7,145)	(110,442)
Net cash used in investing activities	(7,145)	(110,442)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	-	168,300
Net cash provided by financing activities	-	168,300

Net increase in cash	108,860	22,049

Cash beginning of period	26,975	11,566
Cash end of period	$135,836	$33,615

Supplemental disclosure of cash flow information:
Interest paid	-	-
Income taxes paid	-	-

Non-cash investing and financing activities:
Property, plant and equipment contribution by the board member	$12,500	$-

The accompanying notes are an integral part of these unaudited condensed financial statements

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SUN PACIFIC POWER CORP.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENT

SEPTEMBER 30, 2014

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sun Pacific Power Corp. (the "Company”, “we ", “us” or “our”) was incorporated under the laws of the State of New Jersey as C Corp on July 28, 2009. The Company is a renewable energy company which has developed various technologies and applications to be used in the solar and lighting environment. The Company has developed and perfected a non-glass solar panel it will be working on obtaining a US patent as well as approval from Underwriters Laboratories to mass produce and distribute for its various applications on roofs and building facades and roof top golf carts. Sun Pacific has also worked with various Original Equipment Manufacturers (“OEM”) to produce lighting fixtures it has distributed through its online store and catalogs. The Company has also developed a solar powered bus shelter it is deploying in various communities, colleges and malls. The Company has also recently obtained its own electrical license to enhance its installation division for its own projects as well as being able to perform electrical installations on residential and commercial applications.

NOTE 2 – GOING CONCERN

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company has cash of $135,836 and negative net working capital (current liabilities exceeds current assets) of $136,962 at September 30, 2014. The Company’s net loss for the nine months ended September 30, 2014 was $244,475 and the deficit accumulated by the Company amounts to $602,462 as of September 30, 2014. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and conducting additional financings through debt and equity transactions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above, including securing additional sources of financing and attain profitable operations.   Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. The Company is actively targeting sources of additional financing through debt and equity transactions. There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations.

The Company in 2014 acquired an electrical contracting license from Greg Rodman (member of the Company’s Board of Directors) in exchange for common stocks which has enabled the Company to provide electrical contracting services. As a result of this acquisition the Company has begun selling these services and has agreements in place to provide approximately $1,000,000 in electrical contracting services. Some of these services were started in September 2014.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures in the financial statements.  Accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of financial statements presentation, the Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

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Concentration of Credit Risks

The Company’s financial instrument that is exposed to a concentration of credit risk is cash.

Patents

The Company has filed for patents for its solar panel designs.

Revenue Recognition

The Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized upon shipment/delivery.

Revenue recognized during the nine months ended September 30, 2014 was primarily related to electrical contracting services provided.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. For the period ended September 30, 2014 the Company has deemed that no allowance for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five to ten years. Some assets such as solar bus shelter structures have no historical useful life, the company, based on the nature of the materials used to manufacture the bus shelter structures has estimated the life to be approximately 10 years.

Share-Based Compensation

The Company follows the fair value recognition provisions of Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) using the modified-prospective transition method. Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”).  Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs

Related to both present and future products are expensed in the period incurred.  The Company incurred research and development expenses for the nine months ended September 30, 2014 in the amount of $5,000.

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Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards.  A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits for the nine month period ended September 30, 2014. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  There are no accrued interests or penalties associated with any unrecognized tax benefits, nor were any interest expense recognized during the year.  The Company has determined it has no uncertain tax positions at September 30, 2014. Currently, the Company’s federal and state income tax returns for the years 2009-2013 remain open to inspection by the IRS and various state taxing authorities.  The Company believes that it has appropriate support for income tax positions taken in its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter.

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Net Earnings (Loss) Per Common Share

The Company computes earnings per share under Accounting Standards Codification subtopic 260-10, Earnings per Share (“ASC 260-10”). Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as Series A Convertible Preferred Stock, stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is anti-dilutive The Company has as of date not issued any options, Series A preferred stock and convertible debt. The Company has issued one warrant to purchase one million shares of the Company common stock

Segment Information

Accounting Standards Codification subtopic Segment Reporting 280-10 (“ASC 280-10”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

23

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 -   Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

For the nine months ended September 30, 2014 and for the year ended December 31, 2013, the Company has determined that there we no assets or liabilities measured at fair value.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30, 2014	December 31, 2013
Solar Power Bus Shelters	$83,156	$76,011
Furniture and Fixtures	26,588	26,588
Vehicle	12,500	-
Total	122,244	102,599
Less: accumulated depreciation	(13,514)	(3,039)
Total property and equipment, net	$108,730	$99,560

Depreciation expense for the nine months ended September 30, 2014 and 2013 was $10,475 and $-0- respectively.

NOTE 5- DEFERRED REVENUE

The Company, as at the end of October 31, 2014, recognized the portion of the Broad Atlantic Alliance job that represented the deferred revenue recorded on the September 30, 2014 financials in the amount of $119,134. This portion of the job was completed in the month of October, 2014.

NOTE 6 - STOCKHOLDER NOTES PAYABLE

The Company has received financing from the Company’s founder, Chief Executive Officer, President and majority stockholder (the “officer/director”). The stockholder loan is interest free loan. The officer has incurred $13,308 of expenses on behalf of the Company as of December 31, 2012. The total amount of the loan of $13,308 was paid in the year 2013.

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred stock

As of December 31, 2013 the company had 10,000,000 authorized Preferred Stock with par value of $0.00001? The Company has designated 100 shares of preferred stock for 3% Series a Convertible Preferred Stock.

Each share of Series A Convertible Preferred Stock, par value of $0.00001, has stated value of $10,000 per share, is convertible into the Company's common stock determined by dividing by the conversion price.

24

Conversion:

Each shares of Series A Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option"), into 504,940 fully paid and non-assessable shares of Common Stock

Voting:

Each preferred stock holder is entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series A Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

Liquidation:

Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred stock shall be entitled to receive, for each share thereof, out of assets of the Corporation, legally available therefore, a preferential amount in cash equal to (and not more than) the Stated Value (the “Liquidation Amount”) plus all accrued and unpaid dividends. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class of or series of capital stock and (ii) the Corporation’s Common Stock. If upon any distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets is accordance with the sums which would be payable on such distribution if all sums payable thereon would be paid in full.

Any distribution in connection with the liquidation, dissolution, or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever such distribution shall be made in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Rank:

The Series A Preferred Stock shall with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created (collectively referred to, together with all classes of Common Stock¸ as “Junior Securities”.

Dividend:

The Series A Preferred stock shall pay a three percent (3%) annual dividend on the outstanding Series A Preferred stock, payable annually, with the first dividend payable for the period commencing on the issuance date. Each annual dividend shall be payable in cash. Upon the conversion of Series A Preferred Stock, all accrued but unpaid dividends relating to the converted Series A Preferred Stock shall be immediately paid in cash.

Common stock

The Company is authorized to issue 750,000,000 shares of Common Stock with a par value of $0.00001.

As of September 30, 2014 and December 31, 2013 the Company had 153,582,000 and 151,482,000 shares of common stock, respectively, issued and outstanding.

On December 5, 2012, the Company had forward split of 1:750,000 shares. All shares amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this forward split.

Private placements

During the nine month period ended September 30, 2014 the company did not have any Private Placements.

Shares issued to Legal council and Board Member

During the nine months ended September 30, 2014 the Company issued 1,500,000 shares of the Company common stock for legal service with a common stock valued at $150,000. Along with the shares the Company also issued 1 warrant to purchase 1,000,000 shares of common stock during a two year period at an exercise price of 30% discount to the current market price but with a floor price of $0.10.

The fair value of the vested warrant of $12,000 was charged to expenses and additional paid in capital during the nine months ended September 30, 2014.

25

The fair value of these stock options granted and the significant assumptions used to determine those fair values, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:
Risk free interest rate at grant date	0.59%
Expected stock price volatility	19.67%
Expected dividend payout	-
Expected option life-years	2

During the nine months ended September 30, 2014 the Company issued 600,000 shares of the Company common stock to Greg Rodman (Board member) which was valued at $60,000 for the transfer of his electrical contracting license to the Company, the value of license was charge to expense during the nine months ended September 30, 2014.

During the nine months ended September 30, 2014, Greg Rodman (Board Member) contributed his truck to SPPC which was valued at $12,500 which was credited to additional paid in capital.

As of September 30, 2014 the Company has not established an Incentive Stock Option Plan for its employees.

NOTE 8— COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT:

On January 1, 2012, the Company entered into an employment agreement with Nicholas B. Campanella, Chief Executive Officer, director and founder whereby Mr. Campanella was entitled to receive an annual salary of $180,000.  Mr. Campanella has waived all his rights to any compensation since the inception of the Company to December 31, 2014. He has also waived his right to claim any of this compensation in the future. In December, 2014, Mr. Campanella entered into a new Employment Agreement with a term of five (5) years, renewable for an additional two (2) term if the parties agree. Pursuant to the agreement, Mr. Campanella is to be paid an annual salary of $180,000 and will receive full health benefits. If the Board of Directors determines the Company is unable to pay the base salary, Mr. Campanella may elect to take shares or wait until the Company can afford to pay him.

On January 1, 2012, the Company entered into an employment agreement with Frank A. Capria, Chief Financial Officer, whereby Mr. Capria was entitled to receive an annual salary of $100,000. Mr. Capria has waived all his rights to any compensation since the inception of the Company to December 31, 2014. He has also waived his right to claim any of this compensation in the future. The Company also issued 10,000,000 shares upon execution of the employment agreement which vest immediately. In December, 2014, Mr. Capria entered into a new Employment Agreement with the Company. Pursuant to the new agreement, there is a one (1) year term renewable at the end of the year if the parties agree. Mr. Capria is eligible to receive an annual salary of $100,000, if the Company has the money and will receive full health benefits. If the Company is unable to meet the base salary Mr. Capria may elect to receive common stock or wait until the Company has the money to pay him.

RENT/LEASE AGREEMENT:

The Company maintains office at 153 Freehold Rd, Manalapan, NJ 07726 which was sub-leased from our Chief Executive Officer and Director from June 2013 on month to month basis.  Our current office space consists of approximately 2,000 square feet. The lease runs on a month-to-month basis at a cost of $2,000 per month. Earlier from April to June 2013 rent was $1,000 per month for 1,000 square feet located at 31 East Main Street, Freehold, New Jersey 07728. We also maintain a small off premises unit that we use for storage for $175 per month.

LITIGATION:

The Company may, from time to time, become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not aware of any such legal proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results. A former consultant to the Company has demanded to issue shares to them under a contact which the Company believes no benefit was received.  Management therefore has determined it will not honor the agreement and will defend against all claims should any arise.

26

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company has an operating lease agreement for office space with the Company's Chief Executive Officer and director who has agreed to sublet space to the Company for a fixed fee of $2,000 on a month-to-month basis. Total rent expense for the nine months ended September 30, 2014 and for the year ended December 31, 2013 was $15,765 and $16,502, respectively.

As discussed in Note 5, the Company has received financing from the Company’s Chief Executive Officer, director, founder and majority stockholder of $13,308 as of December 31, 2012. During the year 2013, the Company paid off this loan. The stockholder loans bear interest of 0% per annum, and are due on demand.

During the nine months ended September 30, 2014, the Company has issued 600,000 shares to the board member of the Company which was valued at $60,000.

During the first nine months ended September 30, 2014, there was a total of $5,000 in electrical contracting consulting fees paid to Greg Rodman (Board Member) as per a consulting agreement entered between SPPC and Greg Rodman on August 1, 2014.

NOTE 10 — CONCENTRATIONS

The Company’s majority of the revenues earned from sale of products and services for the nine months ended September 30, 2014 are from two customers, Broad Street Atlantic Alliance 61% and New York Terminals 31%.

The Company’s purchase of products for the nine months ended September 30, 2014 and 2013 doesn’t include any vendor from whom more than 10% purchase has been done.

NOTE 11 — DEPENDENCY ON KEY MANAGEMENT

The future success or failure of the Company is dependent primarily upon the continued services and efforts of its Chief Executive Officer, director and founder. The ability of the Company to pursue its business strategy effectively will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel.

NOTE 12 — INCOME TAXES

For the nine month period ended September 30, 2014, the Company had a net operating loss of $22,475 when added to the net operation loss at December 31, 2013 of $97,047 will have accumulated net losses of $119,522 available to offset future taxable income.

The actual provision for income taxes differs from the amount computed by applying the federal statutory rate to losses before income taxes for the nine months ended September 30, 2014 and for the year ended December 31, 2013 are as follows:

	2014	2013
Federal income taxes at statutory rate	34.00%	34.00%
State income tax, net of federal benefit	8.70%	8.70%
Permanent differences	0	0
Valuation allowance	42.7%	42.7%

The components of the net deferred tax asset (liability) at September 30, 2014 and December 31, 2013 are as followsJ

	2014	2013
Net operating losses	$(51,355)	$(41,400)
Valuation allowance	(51,355)	(41,400)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 due to the following:

	September 30, 2014	December 31, 2013
Current Federal Tax	-	-
Current State Tax	-	-
Change in NOL Benefit	9,597	26,216
Valuation allowance	(9,597)	(26,216)
	$-	$-

27

The Company evaluates a variety of factors in determining the amount of the deferred income taxes to be recognized, including the Company’s earnings history.

The provisions of ASC 740 require companies to recognize in their financial statements the impact of a tax position if that position is more likely than not to be sustained upon audit, based upon the technical merits of the position. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

Management does not believe that the Company has any material uncertain tax positions requiring recognition or measurement in accordance with the provisions of ASC 740. Accordingly, the adoption of these provisions of ASC 740 did not have a material effect on the Company’s financial statements. The Company’s policy is to record interest and penalties on uncertain tax positions, if any, as income tax expense.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2013, 2012 and 2011.

NOTE 13 — SUBSEQUENT EVENTS

On October 20, 2014 the Board of Directors of the Corporation created 1,040,000 shares of Series A-1 Convertible Preferred Stock (“Series A-1”). The Board resolved to issue 940,000 shares of the Series A-1 Convertible Preferred stock to Nicholas Campanella, as founder shares in exchange for the return of 94,000,000 shares of the company’s common stock. Mr. Campanella is CEO of the Company. The Board also resolved to issue 100,000 shares of the Series A-1 Convertible Preferred Stock to Carol Campanella, as founder shares in exchange for the return of 10,000,000 shares of the company’s common stock. Mrs. Campanella is an affiliate of the Company.

On December 2, 2014 the Board of Directors of the Corporation passed a resolution terminating the Series A Convertible Preferred stock designation of 100 shares of which were previously designated on October 17, 2013. No shares were ever issued and remain in Treasury as undesignated shares. The Board also deemed it advisable and resolved to designate 1,040,000 shares of its’ previously authorized Preferred stock as “Series A-1 Convertible Preferred stock.

As of December 18, 2014, the company established “Titusville Smart Shelter, Inc.”, a Florida corporation. This company was established to transact all business relating to installing and servicing the company’s solar smart bus shelters in the city of Titusville, Florida. The company signed an agreement in December, 2014 to install ten smart bus shelters in Titusville, Florida.

On December 1, 2014 the company entered into a consulting agreement with Summit Trading Limited, 904 Silver Spur Road #257, Rolling Hills Estates, California, 90274. Summit Trading Limited is in the business of providing various consulting and management services, industry guidance, and corporate development, for and on behalf of clients that are contemplating becoming publicly traded and assisting these companies in formatting a plan designed in the most cost effective and efficient manner in order to meet their long term business development goals. Sun Pacific Power Corp. has agreed to pay as compensation for these services 9.95% of its issued and outstanding common stock as fully diluted as of December 31, 2014. In addition to the common stock, Sun Pacific Power Corp. also agreed to pay the costs of printing, due diligence, shows, emails, radio, television and other outside services that it approves in writing in conjunction with working with the Consultant.

On December 2, 2014 the Board of Directors of the Corporation passed a resolution to cancel 26,962,195 number of common shares issued to three entities (including an officer of the Company) included in 151,482,000 total issued and outstanding shares as of December 31, 2013. The Company has determined that no services were performed as agreed with the consultants and therefore it will not honor the agreement and will defend against all claims should any arise.

Management evaluated all activities of the Company through the issuance date of the Company’s financial statements and concluded that no subsequent events have occurred that would require adjustments or disclosures into the financial statements.

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SUN PACIFIC POWER CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sun Pacific Power Corp.

We have audited the accompanying balance sheets of Sun Pacific Power Corp (the “Company”), as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ deficits and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Sun Pacific Power Corp. as of December 31, 2013, and the statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company is incapable of generating sufficient cash flow to sustain its operations without securing additional financing, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, NY

June 23, 2014

F-2

SUN PACIFIC POWER CORP

BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

CURRENT ASSETS
Cash	$26,975	$11,566
Accounts receivable, net	7,646	-
Prepaid supplies	649	-
Total current assets	35,270	11,566

Property and equipment, net	99,560	-

Total assets	$134,830	$11,566

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$153,087	$123,419
Stockholder notes payable	-	13,308
Total current liabilities	153,087	136,727

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Preferred stock, $0.00001 par value; 10,000,000 shares authorized.
Series A Convertible preferred stock, $0.00001 par value; 100 shares designated, 0 shares issued and outstanding as of December 31, 2013 and 2012	-	-
Common stock, $0.00001 par value, 750,000,000 shares authorized, 151,482,000 and 149,700,000 shares issued and outstanding as of December 31, 2013 and 2012, respectively	1,515	1,497
Additional paid in capital	338,215	169,933
Accumulated deficit	(357,987)	(296,591)
Total stockholders' deficit	(18,257)	(125,161)

Total liabilities and stockholders' deficit	$134,830	$11,566

The accompanying notes are an integral part of these financial statements

F-3

SUN PACIFIC POWER CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012
REVENUE:
Sales	$76,975	$10,448

COST OF GOODS SOLD	48,285	7,257

Gross profit	28,690	3,191

OPERATING EXPENSES:
Selling, general and administrative expenses	87,047	163,052
Depreciation	3,039	-
Total operating expenses:	90,086	163,052

Loss from operations	(61,396)	(159,861)

OTHER INCOME (EXPENSE):	-	-

Net loss before provision for income taxes	(61,396)	(159,861)

PROVISION FOR INCOME TAXES
Income tax (benefit)	-	-

NET LOSS	$(61,396)	$(159,861)

Net loss per common share, basic and diluted	$(0.00)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	151,085,162	6,947,951

The accompanying notes are an integral part of these financial statements

F-4

SUN PACIFIC POWER CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

FOR THE TWO YEARS ENDED DECEMBER 31, 2013

	Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2011	-	$-	$16,730	$(136,730)	$(120,000)
Sale of common stock at $0.001	2,800,000	28	2,772	-	2,800
Common stock issued to founder	115,450,000	1,155	114,295	-	115,450
Common stock issued for services rendered	21,450,000	214	21,236	-	21,450
Common stock issued as officer compensation	10,000,000	100	9,900	-	10,000
Shareholder capital contribution.	-	-	5,000	-	5,000
Net loss	-	-	-	(159,861)	(159,861)
Balance, December 31, 2012	149,700,000	1,497	169,933	(296,591)	(125,161)
Sale of common stock at $0.10	1,782,000	18	168,282		168,300
Net loss	-	-	-	(61,396)	(61,396)
Balance, December 31, 2013	151,482,000	$1,515	$338,215	$(357,987)	$(18,257)

The accompanying notes are an integral part of these financial statements

F-5

SUN PACIFIC POWER CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,396)	$(159,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,039	-
Common stock issued for services rendered	-	146,900
Expenses incurred on behalf of the company -related party	-	5,000
Changes in operating assets and liabilities:
Accounts receivable	(7,647)	-
Prepaid supplies	(649)	-
Accounts payable and accrued liabilities	29,668	3,419
Net cash used in operating activities	(36,985)	(4,542)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(102,599)	-
Net cash used in investing activities	(102,599)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	168,300	2,800
(Payment to) proceed from loans payable	(13,308)	13,308
Net cash provided by financing activities	154,992	16,108

Net decrease in cash	15,408	11,566

Cash beginning of period	11,566	-
Cash end of period	$26,974	$11,566

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:	$-	$-

The accompanying notes are an integral part of these financial statements

F-6

SUN PACIFIC POWER CORP.

NOTES TO THE FINANCIAL STATEMENT

DECEMBER 31, 2013

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sun Pacific Power Corp. (the "Company”, “we ", “us” or “our”) was incorporated under the laws of the State of New Jersey as C Corp on July 28, 2009.  The Company is a renewable energy company which has developed various technologies and applications to be used in the solar and lighting environment. The Company has developed and perfected a non-glass solar panel it will be working on obtaining a US patent as well as approval from Underwriters Laboratories to mass produce and distribute for its various applications on roofs and building facades and roof top golf carts. Sun Pacific has also worked with various Original Equipment Manufacturer (“OEM”) to produce lighting fixtures it has distributed through its online store and catalogs. The Company has also developed a solar powered bus shelter it is deploying in various communities, colleges and malls. The Company have also recently obtained its own electrical license to enhance its installation division for its own projects as well as being able to perform electrical installations on residential and commercial applications.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The business will require significant amounts of capital to sustain operations and make the investments it needs to execute its longer term business plan. The Company has cash of $26,975 and negative net working capital (current liabilities exceeds current assets) of $117,817 at December 31, 2013. The Company’s net loss for the year ended December 31, 2013 was $61,396 and the deficit accumulated by the Company amounts to $357,987 as of December 31, 2013. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources.  Management’s plan to continue as a going concern includes raising capital through increased sales and conducting additional financings through debt and equity transactions. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon the management’s ability to successfully implement the plans described above, including securing additional sources of financing and attain profitable operations.   Management also cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. The Company is actively targeting sources of additional financing through debt and equity transactions. There can be no assurance that we will be able to continue to raise funds in which case the Company may be unable to meet its obligations.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures in the financial statements.  Accordingly, actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of financial statements presentation, the Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Concentration of Credit Risks

The Company’s financial instrument that is exposed to a concentration of credit risk is cash.

Patents

The Company has no patents at this time but intends to move forward of obtaining a patent for its solar panel design.

F-7

Revenue Recognition

The Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized upon shipment/delivery.

Revenue recognized during the year ended December 31, 2013 and 2012 related to sales of product of $76,975 and $10,448, respectively.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. At December 31, 2013 and 2012, the Company has deemed that no allowance for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five to ten years. Some assets such as solar bus shelter structures have no historical useful life, the company, based on the nature of the materials used to manufacture the bus shelter structures has estimated the life to be approximately 10 years.

Share-Based Compensation

The Company follows the fair value recognition provisions of Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) using the modified-prospective transition method. Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the arms-length private placement transaction nearest the measurement date (for stock transactions) or the fair value of the award (for non-stock transactions), which were considered to be more reliably determinable measures of fair value than the value of the services being rendered.  The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”).  Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.  The Company did not incur research and development expenses for the years ended December 31, 2013 and 2012.

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are recognized, net of a valuation allowance, for the estimated future tax effects of deductible temporary differences and tax credit carry-forwards.  A valuation allowance against deferred tax assets is recorded when, and if, based upon available evidence, it is more likely than not that some or all deferred tax assets will not be realized.

There are no unrecognized tax benefits at December 31, 2013 and 2012. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  There are no accrued interests or penalties associated with any unrecognized tax benefits, nor were any interest expense recognized during the year.  The Company has determined it has no uncertain tax positions at December 31, 2013. Currently, the Company’s federal and state income tax returns for the years 2009-2012 remain open to inspection by the IRS and various state taxing authorities.  The Company believes that it has appropriate support for income tax positions taken in its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter.

F-8

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Net Earnings (Loss) Per Common Share

The Company computes earnings per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted loss per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as Series A Convertible Preferred Stock, stock options and warrants (using the “treasury stock” method), unless their effect on net loss per share is anti-dilutive The Company has as of date not issued any warrants, options, Series A preferred stock and convertible debt.

Segment Information

Accounting Standards Codification subtopic Segment Reporting 280-10 (“ASC 280-10”) establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. ASC 280-10 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 -   Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

For the year ended December 31, 2013 and 2012, the Company has determined that there we no assets or liabilities measured at fair value.

F-9

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2013	December 31, 2012
Solar powered bus shelters	$76,011	$-
Furniture and fixtures	26,588	-
Total	102,599	-
Less: accumulated depreciation	(3,039)	-
Total property and equipment, net	$99,560	$-

Depreciation expense for the year ended December 31, 2013 and 2012 was $3,039 and $0, respectively.

NOTE 5 - STOCKHOLDER NOTES PAYABLE

The Company has received financing from the Company’s founder, Chief Executive Officer, President and majority stockholder (the “officer/director”). The stockholder loan is interest free loan. The officer has incurred $13,308 of expenses on behalf of the Company as of December 31, 2012. The total amount of the loan of $13,308 was paid in the year 2013.

NOTE 6 — STOCKHOLDERS’ EQUITY

Preferred stock

As of December 31, 2013 the company had 10,000,000 authorized Preferred Stock with par value of $0.00001. The Company has designated 100 shares of preferred stock for 3% Series A Convertible Preferred Stock.

Each share of Series A Convertible Preferred Stock, par value of $0.00001, has stated value of $10,000 per share, is convertible into the Company's common stock determined by dividing by the conversion price.

Conversion:

Each shares of Series A Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option"), into 504,940 fully paid and non-assessable shares of Common Stock

Voting:

Each preferred stock holder is entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series A Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

Liquidation:

Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred stock shall be entitled to receive, for each share thereof, out of assets of the Corporation, legally available therefore, a preferential amount in cash equal to (and not more than) the Stated Value (the “Liquidation Amount”) plus all accrued and unpaid dividends. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class of or series of capital stock and (ii) the Corporation’s Common Stock. If upon any distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets is accordance with the sums which would be payable on such distribution if all sums payable thereon would be paid in full.

Any distribution in connection with the liquidation, dissolution, or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever such distribution shall be made in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Rank:

The Series A Preferred Stock shall with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created (collectively referred to, together with all classes of Common Stock¸ as “Junior Securities”.

F-10

Dividend

The Series A Preferred stock shall pay a three percent (3%) annual dividend on the outstanding Series A Preferred stock, payable annually, with the first dividend payable for the period commencing on the issuance date. Each annual dividend shall be payable in cash. Upon the conversion of Series A Preferred Stock, all accrued but unpaid dividends relating to the converted Series A Preferred Stock shall be immediately paid in cash.

Common stock

The Company is authorized to issue 750,000,000 shares of Common Stock with a par value of $0.00001.

As of December 31, 2013 and 2012, 151,482,000 and 149,700,000 shares of common stock, respectively, were issued and outstanding.

On December 5, 2012, the Company had forward split of 1:750,000 shares. All shares amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this forward split.

Private placements

During the year ended December 31, 2013 and 2012 the Company completed private placements of 2,800,000 shares of common stock and has received proceeds totaling $2,800 and 1,782,000 shares of common stock and has received proceeds totaling $168,300, respectively.

Shares issued to consultants

During the year ended December 31, 2012, the Company issued 21,450,000 shares of common stock to consultants in exchange for services rendered with a fair value totaling $21,450.

Shares issued to the founder

During the year ended December 31, 2012, the Company issued 115,450,000 shares of common stock to founder in exchange for services rendered with a fair value totaling $115,450. Out of this 99,990,000 issued to one of the founder who was also the officer of the Company.

Shares issued as officer compensation

During the year ended December 31, 2012, the Company issued 10,000,000 shares of common stock as officer compensation with a fair value totaling $10,000.

As of December 31, 2013 the Company has not established an Incentive Stock Option Plan for its employees.

NOTE 7— COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT:

On January 1, 2012, the Company entered into an employment agreement with Nicholas B. Campanella, Chief Executive Officer, director and founder whereby Mr. Campanella was entitled to receive an annual salary of $180,000.  Mr. Campanella has waived all his rights to any compensation since the inception of the Company to December 31, 2103. He has also waived his right to claim any of this compensation in the future.

On January 1, 2012, the Company entered into an employment agreement with Frank A. Capria, Chief Financial Officer, whereby Mr. Capria was entitled to receive an annual salary of $100,000. Mr. Capria has waived all his rights to any compensation since the inception of the Company to December 31, 2013. He has also waived his right to claim any of this compensation in the future. The Company also issued 10,000,000 shares upon execution of the employment agreement which vest immediately.

RENT/LEASE AGREEMENT:

The Company maintains office at 153 Freehold Rd, Manalapan, NJ 07726 which was sub-lease from our Chief Executive Officer and Director from June 2013 on month to month basis.  Our current office space consists of approximately 2,000 square feet. The lease runs on a month-to-month basis at a cost of $2,000 per month. Earlier from April to June 2013 rent was $1,000 per month for 1,000 square feet located at 31 East Main Street, Freehold, New Jersey 07728. We also maintain a small off premises unit that we use for storage for $175 per month.

F-11

LITIGATION:

The Company may, from time to time, become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not aware of any such legal proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company has an operating lease agreement for office space with the Company's Chief Executive Officer and director who has agreed to sublet space to the Company for a fixed fee of $2,000 on a month-to-month basis. Total rent expense for the years ended December 31, 2013 and 2012 was $ $16,502 and $0, respectively.

As discussed in Note 5, the Company has received financing from the Company’s Chief Executive Officer, director, founder and majority stockholder of $13,308 as of December 31, 2012. During the year 2013, the Company paid of this loan. The stockholder loans bear interest of 0% per annum, and are due on demand.

During the year ended December 31, 2012, the Company has issued 99,990,000 and 10,000,000 shares to the officers of the Company which was valued at $99,900 and $10,000, respectively.

NOTE 9 — CONCENTRATIONS

The Company’s revenues earned from sale of products and services for the year ended December 31, 2013 and 2012 doesn’t include any customer to whom more than 10% sale has been done.

The Company’s purchases of products for the year ended December 31, 2013 and 2012 doesn’t include any vendor from whom more than 10% purchase has been done.

NOTE 10 — DEPENDENCY ON KEY MANAGEMENT

The future success or failure of the Company is dependent primarily upon the continued services and efforts of its Chief Executive Officer, director and founder. The ability of the Company to pursue its business strategy effectively will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel.

NOTE 11 — INCOME TAXES

At December 31, 2013, the Company had net operating loss carryforward of approximately $97,000 available to offset future taxable income, if any, which begin to expire in 2033.

The actual provision for income taxes differs from the amount computed by applying the federal statutory rate to losses before income taxes at December 31, 2013 and 2012, as follow:

	2013	2012
Federal income taxes at statutory rate	(34)%	(34)%
State income tax, net of federal benefit	(8.7)%	(8.7)%
Permanent differences	0	-
Valuation allowance	42.7%	42.7%

The components of the net deferred tax asset (liability) at December 31, 2013 and 2012 are as follows:

	2013	2012
Net operating losses	$41,400	$15,200
Valuation allowance	(41,400)	(15,200)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2013 and 2012 due to the following:

	2013	2012
Current Federal Tax	$-	$-
Current State Tax	-	-
Change in NOL Benefit	26,200	5,500
Valuation allowance	(26,200)	(5,500)
	$-	$-

F-12

The Company evaluates a variety of factors in determining the amount of the deferred income taxes to be recognized, including the Company’s earnings history.

The provisions of ASC 740 require companies to recognize in their financial statements the impact of a tax position if that position is more likely than not to be sustained upon audit, based upon the technical merits of the position. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

Management does not believe that the Company has any material uncertain tax positions requiring recognition or measurement in accordance with the provisions of ASC 740. Accordingly, the adoption of these provisions of ASC 740 did not have a material effect on the Company’s financial statements. The Company’s policy is to record interest and penalties on uncertain tax positions, if any, as income tax expense.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2013, 2012 and 2011.

NOTE 12 — SUBSEQUENT EVENTS

Management evaluated all activities of the Company through the issuance date of the Company’s financial statements and concluded that no subsequent events have occurred that would require adjustments or disclosures into the financial statements.

Item 14.            Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

Item 15.            Financial Statements and Exhibits.

(a)	Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence on the foregoing pages.

(b)	Exhibits.

Exhibit Number	Description
3.1	Certificate of Incorporation and Amendment
3.2	By-Laws

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SUN PACIFIC POWER CORP

Date: February 11, 2015	BY:	/s/ Nicholas Campanella
Nick Campanella Chief Executive Officer

Date: February 11, 2015	BY:	/s/ Frank Capria
Frank Capria Chief Financial Officer

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